[LOGO]
                                    KELLWOOD

                             N E W S    R E L E A S E


                  KELLWOOD (NYSE:KWD) ACQUIRES BRIGGS NEW YORK,
              THE LEADING MANUFACTURER OF WOMEN'S PANTS AND SKIRTS
                             FOR THE MODERATE MARKET

ST. LOUIS, MO, February 4, 2003 - Kellwood Company announced today it has acquired Briggs New York Corp. (Briggs), the leading manufacturer of women's pants and skirts for the moderate market.

         Focusing on the retail customer's needs and those of the end consumer, Briggs consistently has expanded its market share and achieved increased sales for over 30 years to become the dominant apparel manufacturer in its category for department and national chain stores. The company is known for its high-quality, value-priced fashion product.

         Offering the consumer basics, as well as stretch fabrics in key silhouettes with comfort features, the Briggs(TM) brand has a very strong and loyal customer base with retailers and consumers. Briggs has also developed quick replenishment programs for retailers which enable the company to cut, sew and ship product within one to two weeks after an order is received. This ability is unmatched by Briggs' competitors.

         The privately held company achieved sales of over $200 million last year. Richard Rosenberg will continue as the president and chief executive officer of Briggs. Leon Rosenberg, Briggs' founder, will continue as the chief operating officer. The company will operate as a stand alone business within Kellwood's womenswear organization.

         Hal J. Upbin, Kellwood chairman, president, and chief executive officer said, "Adding Briggs to the Kellwood family of companies continues to fortify our strong position in the middle market which is the largest and fastest growing segment of the apparel industry. Briggs is an outstanding company with a sterling reputation among both retailers and consumers. By capitalizing on Briggs' past successes, we believe our multi-channel, multi-label strategy will allow them to expand their business to the next level through the addition of new programs for new customers."

         "In today's apparel market, it's imperative to be aligned with one of the major players in the industry. Kellwood's strong balance sheet, worldwide sourcing network, and excellent merchandising capabilities will enable us to continue the success our business has enjoyed since the late 1960s. We are proud to be the newest member of the Kellwood team," commented Richard Rosenberg.


                                     -MORE-

                                     [LOGO]
                                    KELLWOOD

ADD ONE

Celebrating over 40 years of value, fashion and diversity, Kellwood is a $2.3 billion marketer of apparel and consumer soft goods. Kellwood specializes in branded as well as private label products, and markets to all channels of distribution with product specific to a particular channel. Kellwood brands include Sag Harbor(R), Koret(R), Jax(R), David Dart(R), Gerber(R) Democracy(R), David Meister(TM), Dorby(TM), My Michelle(R), Vintage Blue(TM), EMME(R), Bill Burns(R), David Brooks(R), Kelty(R), and Sierra Designs(R). Gerber(R), EMME(R), and Bill Burns(R) are produced under licensing agreements. For more information about the Company, visit Kellwood's website at www.kellwood.com.

                                       ###


FINANCIAL CONTACT: Roger D. Joseph, VP Treasurer & IR, Kellwood Company, 314.576.3437, Fax 314.576.3325 or roger_joseph@kellwood.com. W. Lee Capps III, Senior Vice President Finance & CFO, Kellwood Company, 314.576.3486, Fax
314.576.3439 or wlc@kellwood.com. Corporate Office: 600 Kellwood Parkway, Chesterfield, Missouri 63017.

MEDIA CONTACT: Donna Weaver, VP Corporate Communications, Kellwood Company, 212.575.7467, Fax 212.575.5339 or donna.weaver@kellwood.com. Executive Office:
120 West 45th Street, 27th Floor, New York, New York, 10036.